EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

American Wagering, Inc.

Las Vegas, Nevada

We consent to the incorporation by reference in the registration statements of American Wagering, Inc. on Form S-8 (File Nos. 333-89494, 333-32505, 333-27393 and 333-27395) of our report dated March 24, 2006, included in this Annual Report on Form 10-K, on the financial statements of American Wagering, Inc. and Subsidiaries as of and for the years ended January 31, 2006 and 2005.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants & Business Advisors

A Professional Corporation

Las Vegas, Nevada

April 28, 2006